Exhibit T3C

Compton Petroleum Corporation, as Parent Guarantor,

Compton Petroleum Finance Corporation, as Issuer, and

each of the Subsidiary Guarantors named herein

10% SENIOR MANDATORY CONVERTIBLE NOTES DUE 2011

FORM OF INDENTURE

Dated as of September —, 2010

The Bank of Nova Scotia Trust Company of New York,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.10
(b)	8.10
(c)	N.A.
311(a)	8.11
(b)	8.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	8.06
(b)(2)	8.07
(c)	14.02
(d)	8.06
314(a)	5.03; 14.02; 14.05
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(e)	14.04
(f)	N.A.
315(a)	8.01
(b)	8.05, 14.02
(c)	8.01
(d)	8.01
(e)	7.11
316(a) (last sentence)	2.09
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	N.A.
(b)	7.07
(c)	2.12
317(a)(1)	7.08
(a)(2)	7.09
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

i

EXHIBITS

EXHIBIT A	FORM OF NOTE	A-1
EXHIBIT B	FORM OF NOTATION OF SUBSIDIARY GUARANTEE	B-1
EXHIBIT C	FORM OF SUPPLEMENTAL INDENTURE AND GUARANTEE TO BE DELIVERED BY SUBSEQUENT GUARANTORS	C-1
EXHIBIT D	FORM OF NOTATION OF PARENT GUARANTEE	D-1

INDENTURE dated as of September — , 2010 among Compton Petroleum Corporation, a corporation incorporated under the laws of the Province of Alberta, Canada, as Parent Guarantor (“Compton” or the “Parent Guarantor”), Compton Petroleum Finance Corporation, a corporation incorporated under the laws of the Province of Alberta, Canada (the “Issuer”), the Subsidiary Guarantors (as defined herein) and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”).

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of US$— million of its 10% senior mandatory convertible notes due 2011 issued on the date hereof (the “Notes”). Each of the Parent Guarantor and the Subsidiary Guarantors (collectively, the “Guarantors”) has duly authorized the execution and delivery of this Indenture and to provide for the issuance of its Guarantee and, in the case of the Parent Guarantor, for the issuance of Common Shares in the circumstances contemplated by Article Four and the use of proceeds of any Equity Offerings in the circumstances contemplated by Section 3.09. Each of the Issuer and the Guarantors has received good and valuable consideration for the execution and delivery of this Indenture and the Guarantees, as the case may be. Each Guarantor will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer (ii) the Guarantees, when executed by each Guarantor and delivered hereunder, the legal, valid and binding obligations of each Guarantor and (iii) this Indenture a legal, valid and binding agreement of each of the Issuer and the Guarantors in accordance with the terms of this Indenture.

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such other Person is merged with or into, or becomes a Restricted Subsidiary of, such specified Person, or such assets are acquired from such Person, will not be Acquired Debt.

“Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination, the sum of:

(1) discounted future net revenues from proved oil and gas reserves of Compton and its Restricted Subsidiaries calculated in accordance with SEC guidelines (before any provincial, state or federal income taxes), as confirmed by a nationally recognized firm of independent petroleum engineers (which shall include Netherland, Sewell & Associates, Inc.) in a reserve report prepared as of the end of Compton’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenues of (a) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (b) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues of (c) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (d) reductions in estimated proved oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices in such year-end reserve report), provided that, in the case of each of the determinations made pursuant to clauses (a) through (d), such increases and decreases shall be as estimated by Compton’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which case the discounted future net revenues utilized for purposes of this clause (1) shall be confirmed in a written report of a nationally recognized firm of independent petroleum engineers (which shall include Netherland, Sewell & Associates, Inc.) delivered to the Trustee (which report shall be reasonably satisfactory in form and substance to the Trustee);

(2) the capitalized costs that are attributable to oil and gas properties of Compton and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Compton’s books and records as of a date no earlier than the date of Compton’s most recent available internal quarterly financial statements;

(3) the Consolidated Net Working Capital of Compton on a date no earlier than the date of Compton’s most recently available internal quarterly financial statements; and

(4) the greater of (a) the net book value of other tangible assets of Compton and its Restricted Subsidiaries on a date no earlier than the date of Compton’s most recently available internal quarterly financial statements or (b) the appraised value, as estimated by independent appraisers, of other tangible assets of Compton and its Restricted Subsidiaries, in either case, as of the date of Compton’s most recently available internal quarterly financial statements;

minus the sum of the following to the extent that they have not already been taken into account in the calculation pursuant to clauses (1) to (4) above:

(1) minority interests,

(2) any net gas balancing liabilities of Compton and its Restricted Subsidiaries reflected in Compton’s most recently available internal quarterly financial statements;

(3) the discounted future net revenues, calculated in accordance with SEC guidelines utilizing the prices utilized in Compton’s year-end reserve report, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Compton and its

Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto;

(4) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in the first clause (1) above, would be necessary to fully satisfy the obligations of Compton and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto; and

(5) the discounted future net revenues, calculated in accordance with SEC guidelines utilizing the prices utilized in Compton’s year-end reserve report, attributable to reserves that are subject to participation interests, royalty interests, overriding interests, net profits interests or other interests of third parties pursuant to participation, partnership, vendor financing or other agreements then in effect, or that are otherwise required to be delivered to third parties but only to the extent that such third parties are then entitled to such reserves or, in the case of vendor financing or other encumbrances, reduced only by the value of such encumbrances.

To the extent not already included in the foregoing, “Adjusted Consolidated Net Tangible Assets” will be calculated giving pro forma effect to properties or assets of Compton and its Restricted Subsidiaries the acquisition of which is to be funded by Indebtedness to be Incurred under Section 5.09(b)(1) hereof. If Compton changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if Compton were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Applicable Securities Laws” means, collectively, all (i) applicable securities laws of each of the Provinces of Canada and the respective regulations and rules thereunder, together with all applicable published orders and rulings of any securities commissions or similar regulatory authorities therein and (ii) applicable federal and state securities laws of the United States and the respective regulations and rules promulgated thereunder.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Compton and its Subsidiaries taken as a whole will be governed by Section 5.14 hereof and/or Section 6.01 hereof and not by the provisions of Section 5.10 hereof; and

(2) the issuance of Equity Interests in any of Compton’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries; provided that the issuance or sale of a majority of the Equity Interests in the Issuer will be governed by Section 5.14 hereof and Section 6.01 hereof and not by Section 5.10 hereof.

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$3.0 million;

(2) a transfer of assets between or among Compton and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary of Compton to Compton or to a Restricted Subsidiary of Compton;

(4) any sale or disposition consisting of worn-out, obsolete or retired equipment or facilities in the ordinary course of business;

(5) the sale or lease of equipment, inventory, including current production, accounts receivable or other assets in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) a Restricted Payment or Permitted Investment that is permitted by Section 5.07 hereof;

(8) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(9) the abandonment, farm out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business or resulting from any pooling, unit or farm out agreement entered into in the ordinary course of business;

(10) the trade or exchange by Compton or any Subsidiary of Compton of any oil and gas property owned or held by Compton or such Subsidiary for any oil and gas property owned or held by another Person; provided that the property received by Compton or such Subsidiary in such trade or exchange has a Fair Market Value at least equivalent to the property traded or exchanged; and

(11) the sale or transfer of hydrocarbons or other mineral products in the ordinary course of business.

“Bankruptcy Law” means any applicable law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization in bankruptcy or insolvency or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or Title 11, United States Bankruptcy Code of 1978, as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the corporation which is the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.

“Capital Stock” means with respect to any Person:

(1) in the case of a corporation, corporate stock of any class;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. Dollars or Canadian dollars;

(2) securities issued by or directly and fully guaranteed or insured by the federal governments of Canada or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the federal governments of Canada or the United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 270 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any United States commercial bank or any Canadian chartered bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P or at least R-1 by Dominion Bond Rating Service Limited and in each case maturing within 270 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Compton and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption or approval by the Board of Directors of Compton or the Issuer or their respective stockholders of a plan relating to the liquidation or dissolution of Compton or the Issuer, as applicable;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Compton, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Compton are not Continuing Directors;

(5) Compton or the Issuer amalgamates or consolidates with, or merges with or into, any Person (other than Compton or any Restricted Subsidiary of Compton), or any Person (other than Compton or any Restricted Subsidiary of Compton) amalgamates or consolidates with, or merges with or into Compton or the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Compton or the Issuer, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Compton or the Issuer, as applicable, outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) the Issuer ceases to be a Subsidiary of Compton.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Common Shares” means the common shares in the capital of Compton.

“Compton” or “Parent Guarantor” means Compton Petroleum Corporation, and any and all successors thereto.

“Compton Holdings” means Compton Petroleum Holdings Corporation.

“Consolidated Cash Flow” means with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and minus

(5) to the extent included in determining Consolidated Net Income, the sum of:

(a) the amount of deferred revenues that are amortized during such period and that are attributable to reserves that are subject to Volumetric Production Payments; and

(b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments,

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, the consolidated interest expense of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of Compton will be added to Consolidated Net Income to compute Consolidated Cash Flow of Compton (i) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income and (ii) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Compton by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, members, managers or partners, as applicable.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members, managers or partners, as applicable;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) any non-cash charges related to a ceiling test write-down under GAAP will be excluded; and

(6) to the extent not otherwise included, any gain on the disposition of a Restricted Investment will be included.

“Consolidated Net Working Capital” of any Person as of any date of determination means the difference (shown on the balance sheet of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) between (1) all current assets of such Person and its Restricted Subsidiaries and (2) all current liabilities of such Person and its Restricted Subsidiaries except the current portion of long-term Indebtedness.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries (which will be as of a date not more than 90 days prior to the date of computation, and which will not take into account Unrestricted Subsidiaries); plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Compton who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of August 15, 2007, among Compton, as borrower, certain Canadian chartered banks, as lenders and Bank of Montreal, as administrative agent, including any related notes, debentures, pledges, guarantees, security documents, instruments and agreements executed from time to time in connection therewith, and in each case as amended, modified, restated, renewed, extended, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring any of the same or adding Subsidiaries of Compton as additional borrowers or guarantors thereunder, and including all or any portion of the Indebtedness and other Obligations under any of the foregoing or any successor or replacement thereof, and whether by the same or any other agent, lender or group of lenders. For greater certainty, it is acknowledged that Interest Rate Agreements, Currency Agreements and Oil and Gas Hedging Contracts entered into with a person that at that time is a lender (or an affiliate thereof) under the Credit Agreement are separate from, are not included within and do not form part of any above inclusions of the Credit Agreement.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit or other long-term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, extended, substituted, replaced, renewed, or otherwise restructured, in whole or in part, in one or more instances, from time to time (including any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substitution one or more parties thereto (whether or not such added or substituted parties are banks or other lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to investors), providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities, letters of credit or other debt obligations.

“Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

“Current Market Price” means 95% of the volume-weighted average trading price per Common Share on the TSX for the 20 consecutive trading-days ending on the third Business Day prior to the Maturity Date or the applicable Redemption Date, as the case may be.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means the occurrence of any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require such Person to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.07 hereof. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Dollar-Denominated Production Payments” means production obligations recorded as liabilities in accordance with GAAP payable with deliveries of production, the quantities of which are based on prices agreed to by the applicable parties, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offerings” means any public or private sale of equity securities of the Issuer or Compton (other than Disqualified Stock) generating gross cash proceeds to the Issuer or Compton other than:

(1) offerings related to equity securities issuable under any employee benefit plan of Compton or any of its Restricted Subsidiaries; and

(2) issuances to Compton or any Subsidiary of Compton.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear clearance system, or any successor securities clearing agency.

“Event of Default” has the meaning assigned to that term in Section 7.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of Compton and its Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes or the Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.

“Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this Indenture, Fair Market Value shall be determined, except as otherwise specified, (a) if the Fair Market Value is equal to or less than US$15.0 million, by the principal financial officer of Compton acting reasonably and in good faith (and, if the Fair Market Value exceeds US$1.0 million, such determination shall be evidenced by an Officers’ Certificate) and (b) if the Fair Market Value exceeds US$15.0 million, by the Board of Directors of Compton acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of Compton attached to an Officers’ Certificate which shall be delivered to Trustee.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit, letter of guarantee or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person (other than such Person or its Restricted Subsidiaries) that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of:

(a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Person or to the Person or a Restricted Subsidiary of the Person, times;

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person or any of its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Freely Tradeable” means Common Shares which: (i) are issuable without the necessity of filing a prospectus or any other similar offering document (other than such prospectus or similar offering document that has already been filed) under Applicable Securities Laws and such issue does not constitute a distribution (other than a distribution already qualified by prospectus or similar offering document) under Applicable Securities Laws; and (ii) can be traded by the holder thereof without any restriction under Applicable Securities Laws, such as hold periods, except in the case of a distribution by a control person.

“GAAP” means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time, including, from and after January 1, 2011, International Financial Reporting Standards.

“Global Notes” means, individually and collectively, each of the Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Sections 2.01, 2.06(b)(1) or Section 2.06(f) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(f), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, for the timely payment of which its full faith and credit is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantees” means the Parent Guarantee and the Subsidiary Guarantees.

“Guarantors” means Compton and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to Incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Compton will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Compton and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock (to the extent provided for when the Indebtedness or Disqualified Stock or preferred stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Compton or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent and without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of guarantee or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing any Hedging Obligations;

(7) in respect of Production Payments;

(8) in respect of Oil and Gas Hedging Contracts; or

(9) all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Oil and Gas Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Subsidiary Guarantors” means all of the Restricted Subsidiaries of Compton existing on the Issue Date (except the Issuer), including Hornet Energy Ltd., Compton Petroleum (partnership) and Compton Petroleum Holdings Corporation.

“Initial Unrestricted Subsidiaries” means Compton Petroleum (U.S.A.) Corporation and Redwood Energy (U.S.A.) Ltd.

“Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

“Investment Grade Ratings” means a rating equal to or higher than BBB- , in the case of S&P (or its equivalent under any successor rating categories of S&P), and a rating equal to or higher than Baa3, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit in the ordinary course of business for terms not greater than 90 days. If Compton or any Restricted Subsidiary of Compton sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Compton such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Compton, Compton or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Subsidiary that were not sold or disposed of. The acquisition by Compton or any Restricted Subsidiary of Compton of a Person that holds an Investment in a third Person will be deemed to be an Investment by Compton or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means September —, 2010, the date of original issuance of the Notes under this Indenture.

“Issuer” means Compton Petroleum Finance Corporation, and any and all successors thereto.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or the City of Calgary, Alberta, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of Compton and its Restricted Subsidiaries, calculated in accordance with the first clause (1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the estimated discounted future net cash flows from the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the quarter of oil and gas reserves that have been audited by a nationally recognized firm of independent petroleum engineers (which shall include Netherland, Sewell & Associates, Inc.); and

(2) any disposition of properties held at the beginning of such quarter that have been disposed of as provided in Section 5.10 hereof.

“Maturity Date” means September —, 2011.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (A) any sale of assets outside the ordinary course of business of such Person; or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(3) any unrealized foreign exchange gain (or loss) on long-term debt.

“Net Proceeds” means the aggregate cash proceeds received by Compton or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses Incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness (and Obligations in respect thereof), other than Indebtedness (and Obligations in respect thereof) under a Credit Facility secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of Compton, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by Compton or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by Compton or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by Compton or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (7) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the applicable Person by at least two Officers of the Person, one of whom must be the principal executive officer, the principal financial officer, or the principal accounting officer of the Person, that meets the requirements of Section 14.05 hereof.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties;

(3) the exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;

(4) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to clauses (1) through (3) above; and

(5) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (1) through (4) of this definition;

provided in respect of Compton and the Restricted Subsidiaries that the determination of what reasonably constitutes a permissible Oil and Gas Business pursuant to clauses (1) to (5) above shall be made in good faith by the Board of Directors of Compton.

“Oil and Gas Hedging Contracts” means any transaction, arrangement or agreement entered into between a Person and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in the prices of oil and gas and other commodities used or useful in the Oil and Gas Business, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; provided that Production Payments will not be treated as Oil and Gas Hedging Contracts for the purposes of this Indenture.

“Oil and Gas Investments” means any Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation:

(1) ownership interests in oil and gas properties, processing facilities or gathering systems or ancillary real property interests and

(2) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer or Compton) that meets the requirements of this Indenture.

“Parent Guarantee” means Compton’s guarantee of (1) the Issuer’s obligations under this Indenture and the Notes and (2) the Restricted Subsidiaries’ obligations under this Indenture and their Subsidiary Guarantees, as provided for under Article Twelve of this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Assets” means any and all long-term assets that are used or useful in an Oil and Gas Business.

“Permitted Investments” means, without duplication:

(1) any Investment in Compton or in a Restricted Subsidiary of Compton;

(2) any Investment in Cash Equivalents;

(3) any Investment by Compton or any Restricted Subsidiary of Compton in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Compton; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Compton or a Restricted Subsidiary of Compton;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Compton;

(6) any Investments received in compromise of obligations of such Persons Incurred in the ordinary course to trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations and Oil and Gas Hedging Contracts, in each case, not for speculative purposes;

(8) Oil and Gas Investments;

(9) loans or advances made (a) to any officer, director or employee of Compton or any of its Restricted Subsidiaries that are approved by a duly authorized officer, the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and (b) to refinance loans, together with accrued interest thereon, made pursuant to this clause (9); provided such loans do not exceed US$5.0 million at any one time outstanding;

(10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, not to exceed US$10.0 million; and

(11) stock, obligations or securities received in satisfaction of judgments.

“Permitted Liens” means, as of any date:

(1) Liens on assets of Compton and any Restricted Subsidiary securing Indebtedness Incurred under clause (1) of Section 5.09(b) hereof and Obligations in respect of such Indebtedness;

(2) Liens in favor of the Issuer or any of the Guarantors;

(3) Liens on property of a Person existing at the time such Person is amalgamated or merged with or into or consolidated with Compton or any Restricted Subsidiary of Compton; provided that such Liens were in existence prior to the contemplation of such amalgamation, merger or consolidation and do not extend to any assets other than those of the Person amalgamated or merged into or consolidated with Compton or the Subsidiary;

(4) Liens securing Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts permitted by clauses (7) and (10), respectively, of Section 5.09(b) hereof;

(5) Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase Incurred in the ordinary course of business to the extent of the security interest in those underlying assets;

(6) Liens for any judgment rendered, or claim filed, against Compton or any Restricted Subsidiary which are being contested in good faith by appropriate proceedings that do not constitute an Event of Default if during such contestation a stay of enforcement of such judgment or claim is in effect;

(7) Liens on property existing at the time of acquisition of the property by Compton or any Restricted Subsidiary of Compton, provided that such Liens were in existence prior to the contemplation of such acquisition and such Liens do not extend to any assets other than the property being acquired;

(8) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

(9) Liens to secure Indebtedness and Obligations in respect thereof (including Capital Lease Obligations) permitted by clause (4) of Section 5.09(b) hereof covering only the assets acquired with such Indebtedness;

(10) Liens existing on the date of this Indenture;

(11) Liens for taxes, assessments or other governmental charges or claims that are not yet due and payable or, if due and payable and delinquent, that are being contested by Compton or a Restricted Subsidiary in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12) Liens in pipelines or pipeline facilities that arise by operation of law;

(13) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements (including in respect of Production Payments), or arising by operation of law, that are customary in the Oil and Gas Business, and easements, rights of way or other similar rights in land in the ordinary course of business and that do not involve borrowing of money;

(14) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(15) Liens Incurred in the ordinary course of business of Compton or any Subsidiary of Compton with respect to obligations that do not in the aggregate exceed US$5.0 million at any one time outstanding;

(16) Liens securing Permitted Refinancing Indebtedness in respect of Permitted Debt that was secured by Permitted Liens above and securing similar property; and

(17) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens, in each case arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made.

“Permitted Refinancing Indebtedness” means any Indebtedness of Compton or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Compton or any of its Restricted Subsidiaries or Obligations in respect thereof (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of payment to the Notes or the Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is Incurred by (a) Compton, (b) the Issuer or (c) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.

“Prepayment Deadline” means August —, 2011.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Rating Agencies” means S&P and Moody’s.

“Redemption Price” means an amount equal to US$1,000 per US$1,000 principal amount of Notes to be redeemed pursuant to the terms of this Indenture, plus accrued and unpaid interest thereon, to the applicable Redemption Date, which amount may in the case of an optional redemption be payable by the issuance of Common Shares pursuant to the Common Share Redemption Right, as provided for in Section 3.08(b) hereof.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary and, for purposes of this Indenture, shall include the Issuer.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1–02 of Regulation S–X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

For purposes of this Indenture, for so long as Compton, the Issuer and their respective Subsidiaries collectively own, in aggregate, more than 50% of the total voting power of the Capital Stock of Compton Petroleum (partnership), Compton Petroleum (partnership) shall be a “Subsidiary”.

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of the Issuer’s obligations under this Indenture and on the Notes, as provided for under Article Eleven of this Indenture.

“Subsidiary Guarantors” means each of:

(1) the Initial Subsidiary Guarantors; and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“TSX” means the Toronto Stock Exchange.

“Unrestricted Subsidiary” means

(a) on the Issue Date, the Initial Unrestricted Subsidiaries; and

(b) subsequent to the Issue Date, any other Subsidiary of Compton that is designated by the Board of Directors of Compton as an Unrestricted Subsidiary pursuant to a resolution by the Board of Directors of Compton and in accordance with Section 5.18 hereof, but only to the extent such Subsidiary:

(1) is not party to any agreement, contract, arrangement or understanding with Compton or any Restricted Subsidiary of Compton unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Compton or such Restricted

Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Compton;

(2) is a Person with respect to which neither Compton nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Compton or any of its Restricted Subsidiaries; and

(4) has at least one director on its Board of Directors that is not a director or executive officer of Compton or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Compton or any of its Restricted Subsidiaries.

Any designation of a Restricted Subsidiary of Compton as an Unrestricted Subsidiary pursuant to clause (2) above will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Compton giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and the conditions described above under Section 5.18 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of Compton as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Indenture, the Issuer will be in Default.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	5.17
“Affiliate Transaction”	5.11
“Asset Sale Offer”	5.10
“Authentication Order”	2.02
“Change of Control Offer”	5.14

Term	Defined in Section
“Change of Control Payment”	5.14
“Change of Control Payment Date”	5.14
“Common Share Redemption Right”	3.08
“Covenant Defeasance”	9.02
“Deficiency”	7.01
“DTC”	2.03
“Excess Proceeds”	5.10
“Fall-Away Period”	5.20
“Offer Amount”	5.10
“Offer Period”	5.10
“Outstanding Note Obligations”	4.01
“Paying Agent”	2.03
“Payment Default”	7.01
“Permitted Debt”	5.09
“Purchase Date”	5.10
“Redemption Date”	3.01
“Registrar”	2.03
“Related Proceedings”	14.14
“Restricted Payments”	5.07
“Specified Courts”	14.14

Section 1.03 Incorporation by Reference of Trust Indenture Act.

The mandatory provisions of the TIA that are required to be a part of and govern indentures qualified under the TIA are incorporated by reference in and are a part of this Indenture, whether or not this Indenture is so qualified.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) “US$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

(8) “$,” “Cdn$” and “Canadian Dollars” each refer to Canadian dollars, or such other money of Canada that at the time of payment is legal tender for payment of public and private debts; and

(9) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE TWO

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of US$1,000 and integral multiples thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

One Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall initially authenticate the Notes in Global Note form for original issue on the Issue Date in an aggregate principal amount of US$— million upon a written order of the Issuer signed by an Officer (an “Authentication Order”). The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount specified in the Authentication Order except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The principal Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents in such other locations as it shall determine. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Compton, the Issuer or any of Compton’s Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee at its corporate trust office in the Borough of Manhattan, City of New York, State of New York to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will, and the Trustee when acting as Paying Agent agrees that it will, hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee and to account for any money disbursed by it. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Compton, the Issuer or another Subsidiary of Compton) will have no further liability for the money. If Compton, the Issuer or another Subsidiary of Compton acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Unless and until it is exchanged in whole or part for Definitive Notes, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee;

(3) there has occurred and is continuing an Event of Default with respect to the Notes; or

(4) the issuance of such Definitive Notes is necessary in order for a Holder or beneficial owner to present its Note or Notes to a Paying Agent in order to avoid any tax that is imposed on or with respect to a payment made to such Holder or beneficial owner and the Holder or beneficial owner (through the Depositary) so certifies to the Issuer and the Trustee.

Upon the occurrence of either of the preceding events in (1), (2), (3) or (4) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b), (c) or (e) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with subparagraph (1) below, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(1) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(1) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Definitive Notes to Definitive Notes. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legend will appear on the face of all Global Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF COMPTON FINANCE PETROLEUM CORPORATION.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for

Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.07, 5.10, 5.14 and 10.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) The Issuer will not be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection; or

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic mail.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in this Section 2.08, a Note does not cease to be outstanding because Compton, the Issuer or another Subsidiary of Compton or an Affiliate of Compton holds the Note; however, Notes held by Compton, the Issuer or another Subsidiary of Compton shall be deemed to be not outstanding for purposes of Section 3.08 hereof and for the purposes set forth in Section 2.09 hereof.

If a Note is replaced, paid or purchased pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 5.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than Compton, the Issuer or another Subsidiary of Compton or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Compton, the Issuer or a Subsidiary of Compton, or by an Affiliate of any of these Persons, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate certificated Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will promptly cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the destruction of all cancelled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuer defaults in the payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders at the time of any such default, in each case at the rate provided in the Notes and in Section 5.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. At least 10 days before the payment date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the payment date and the amount of such interest to be paid.

ARTICLE THREE

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.08 hereof or is required to redeem Notes pursuant to the mandatory redemption provisions of Section 3.09 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before the date fixed for redemption (the “Redemption Date”), an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed;

(4) the Redemption Price; and

(5) in the case of an optional redemption pursuant to Section 3.08 hereof, whether the Redemption Price will be paid in cash or Common Shares.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate which may include, if the Trustee is so directed by the Issuer, deeming Notes which are held by a Subsidiary of Compton as being not outstanding for purposes of this redemption.

In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of US$1,000 or whole multiples of US$1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed to the registered address of that Holder, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Article Thirteen of this Indenture. A notice of redemption may not be conditional other than the requirement for surrender of any Notes to be redeemed.

The notice will identify the Notes to be redeemed and will state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or the portions of them, as applicable) called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) in the case of an optional redemption pursuant to Section 3.08 hereof, whether the Redemption Price will be paid in cash or Common Shares; and

(9) the applicable CUSIP number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 30 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, the Notes or the portion of the Notes specified in such notice to be redeemed shall become due and payable on the applicable Redemption Date at the Redemption Price stated in such notice of redemption, and on and after such Redemption Date (unless the Issuer shall default in the payment of such Notes at the applicable Redemption Price, in which case the principal, until paid, shall bear interest from such Redemption Price at the rate prescribed in the Notes), such Notes shall cease to accrue interest.

Section 3.05 Deposit of Redemption Price in Cash or Common Shares.

One Business Day prior to the Redemption Date, the Issuer will deposit with the Trustee or with the Paying Agent money or certificates representing such Common Shares or both, as the case may be, sufficient to pay the Redemption Price of all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money or certificates representing Common Shares deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of all Notes to be redeemed.

Section 3.06 Payment of Notes to be Redeemed.

Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price. If any Note called for redemption is not so paid upon surrender for redemption in accordance with this Section 3.06, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.

Section 3.07 Notes Redeemed in Part.

Except as provided in Section 3.02, no Note in principal amount of US$1,000 or less can be redeemed in part. Upon surrender of a Note that is redeemed in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided, however, that each such Note shall be in a principal amount of US$1,000 or an integral multiple thereof.

Section 3.08 Optional Redemption.

(a) Optional Redemption.

At any time prior to the Prepayment Deadline, the Issuer may on any one or more occasions redeem the Notes in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the applicable Redemption Price.

(b) Right to Pay Redemption Price in Common Shares.

(1) Subject to the other provisions of this Section 3.08, the Issuer may, at its option, elect to satisfy its obligation to pay all or any portion of the Redemption Price by delivering to Holders on the applicable Redemption Date that number of whole Common Shares as equals the quotient obtained by dividing the Redemption Price by the Current Market Price (the “Common Share Redemption Right”).

(2) The Issuer shall exercise the Common Share Redemption Right by so specifying in the Officers’ Certificate which shall be delivered to the Trustee pursuant to Section 3.01 hereof and the redemption notice which shall be delivered to the Holders pursuant to Section 3.03 hereof.

(3) The Issuer’s right to exercise the Common Share Redemption Right shall be conditional upon the following conditions being met on the Business Day preceding the applicable Redemption Date:

(A) the qualification of the Common Shares to be delivered on exercise of the Common Share Redemption Right in accordance with Applicable Securities Laws so that such Common Shares shall be Freely Tradeable;

(B) the listing of such additional Common Shares on the TSX;

(C) Compton being a reporting issuer or the equivalent in good standing or equivalent under applicable securities laws in those Provinces of Canada in which Compton is currently a reporting issuer or the equivalent;

(D) no Event of Default shall have occurred and be continuing; and

(E) the receipt by the Trustee of an Officer’s Certificate stating that conditions (A), (B), (C) and (D) above have been satisfied and setting forth the number of Common Shares to be delivered for each $1,000 principal amount of Notes and the Current Market Price.

If the foregoing conditions are not satisfied prior to the close of business on the Business Day preceding the Redemption Date, the Issuer shall pay the Redemption Price in cash in accordance with Section 3.05 unless the Holder waives the conditions which are not satisfied.

(4) No fractional Common Shares shall be delivered upon the exercise of the Common Share Redemption Right but, in lieu thereof, the Issuer shall pay to the Trustee for the account of the Holders, at the time contemplated in Section 3.05, the cash equivalent thereof determined on the basis of the Current Market Price.

(5) A Holder shall be treated as the shareholder of record of the Common Shares delivered on due exercise by the Issuer of its Common Share Redemption Right effective immediately after the close of business on the Redemption Date, and shall be entitled to all substitutions therefor, all income earned thereon or accretions thereto and all dividends or distributions (including dividends and dividends or distributions in kind) thereon and arising thereafter, and in the event that the Trustee receives the same, it shall hold the same in trust for the benefit of such Holder.

(6) Compton shall at all times reserve and keep available out of its authorized Common Shares (if the number thereof is or becomes limited), solely for the purpose of issue and delivery upon the exercise of the Common Share Redemption Right as provided herein, and shall issue and cause to be delivered to Holders to whom Common Shares will be issued pursuant to exercise of the Common Share Redemption Right, such number of Common Shares as shall be issuable in such event. All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

(7) Compton and the Issuer shall each comply with all Applicable Securities Laws regulating the issue and delivery of Common Shares upon exercise of the Common Share Redemption Right and shall cause to be listed and posted for trading such Common Shares on the TSX.

(8) The Issuer shall from time to time promptly pay, or make provision satisfactory to the Trustee for the payment of, all taxes and charges which may be imposed by the laws of Canada or any province thereof (except income tax, withholding tax or security transfer tax, if any) which shall be payable with respect to the issuance or delivery of Common Shares to Holders upon exercise of the Common Share Redemption Right pursuant to the terms of the Notes and of this Indenture.

(9) If the Issuer elects to satisfy its obligation to pay all or any portion of the Redemption Price by delivering Common Shares in accordance with this Section 3.08 and if the Redemption Price (or any portion thereof) to which a Holder is entitled is subject to withholding taxes and the amount of the cash payment of the Redemption Price, if any, is insufficient to satisfy such withholding taxes, the Trustee, on the written direction of the Issuer but for the account of the Holder, shall sell, through the investment banks, brokers or dealers selected by the Issuer, out of the Common Shares delivered by the Issuer for this purpose, such number of Common Shares that together with the cash payment of the Redemption Price, if any, is sufficient to yield net proceeds (after payment of all costs) to cover the amount of taxes required to be withheld, and shall remit same on behalf of the Issuer to the proper tax authorities within the period of time prescribed for this purpose under applicable laws.

Section 3.09 Mandatory Redemption.

At any time and from time to time when an Equity Offering is completed prior to the Prepayment Deadline, the Issuer must redeem Notes pro rata at the applicable Redemption Price in an aggregate amount equal to the net cash proceeds of any such Equity Offering (after deducting all commissions, fees and expenses of, or incidental to, the Equity Offering); provided that the Redemption Date for each such redemption must occur within 90 days of the date of the closing of the related Equity Offering.

ARTICLE FOUR

MANDATORY CONVERSION

Section 4.01 Mandatory Conversion.

If any Notes remain outstanding as at the Maturity Date, the Issuer shall in conjunction with the delivery of a notice of conversion in the manner and within the time period contemplated by Section 4.02 below, exchange all such Notes at a price equal to US$1,000 per US$1,000 principal amount of such Notes, plus the accrued and unpaid interest thereon to the Maturity Date (collectively, the “Outstanding Note Obligations”), which Outstanding Note Obligations shall be satisfied by the delivery of that number of whole Common Shares as equals the quotient obtained by dividing the Outstanding Note Obligations by the Current Market Price and cash in lieu of any fractional Common Shares which would otherwise be deliverable.

Section 4.02 Notices of Conversion.

Not more than 30 days following the Maturity Date, the Issuer will deliver to the Trustee on account of the remaining Holders, for delivery to such remaining Holders by first class mail to the registered addresses of those Holders, notices of conversion, together with certificates representing the Common Shares to which such Holders are entitled by virtue of the Outstanding Note Obligations attributable to the Notes held by such Holders and any cash to which such Holders are entitled by virtue of Section 4.04, if any. The notices will identify the Notes to be converted and will state:

(1) the portion of the Outstanding Note Obligations attributable to the Notes held by each such Holder, including the amount of accrued interest comprising a portion thereof;

(2) the calculation of the Current Market Price;

(3) the number of Common Shares being delivered to such Holders on conversion;

(4) the amount of cash being delivered to such Holders in lieu of fractional Common Shares;

(5) the name and address of the Paying Agent;

(6) that interest on the Notes being converted ceases to accrue on and after the Maturity Date; and

(7) the applicable CUSIP number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

Section 4.03 Cancellation of Notes on Mandatory Conversion.

All Notes converted pursuant to this Article Four shall be forthwith cancelled by the Trustee and the register of Holders shall be amended accordingly.

Section 4.04 Fractional Shares.

No fractional Common Shares shall be delivered upon the conversion of Notes pursuant to this Article Four but, in lieu thereof, if such a fraction shall become owing, the Issuer shall pay to the Trustee, for delivery to the remaining Holders, at the time contemplated in Section 4.02, the cash equivalent thereof determined on the basis of the Current Market Price.

Section 4.05 No Rights as a Shareholder.

A Holder shall not have any rights as a shareholder of Compton and shall not be treated as the shareholder of record of Common Shares; provided, however, that a Holder shall be treated as the shareholder of record of the Common Shares delivered on due conversion of such Holder’s Notes and the issuance of Common Shares shall be deemed to have occurred, for all purposes, effective immediately after the close of business on the Maturity Date; such Holder shall be entitled to all substitutions therefor, all income earned thereon or accretions thereto and all dividends or distributions (including stock dividends and dividends or distributions in kind) thereon and arising thereafter and in the event that the Trustee receives same, shall hold the same for the benefit of such Holder.

ARTICLE FIVE

COVENANTS

Section 5.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, will be considered paid on the date due if the Paying Agent, if other than the Issuer, Compton or another Subsidiary of Compton, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace or cure period) at the same rate to the extent lawful.

Section 5.02 Maintenance of Office or Agency.

The Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 5.03 Reports.

(a) To the extent required by the SEC, so long as any Notes are outstanding, Compton will furnish to the Trustee and, upon request, will furnish to beneficial owners of and prospective investors in the Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations:

(1)(A) all annual financial information that Compton is required to file with the SEC on Forms 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form), if Compton was required to file such Forms and was a reporting issuer under the securities laws of the Province of Alberta or Ontario; and (B) for the first three quarters of each year, all quarterly financial information that Compton would have been required to file or furnish with the SEC on Form 6-K (or any successor form), if Compton was required to file or furnish, as applicable, such Form and was a reporting issuer under the securities laws of the Province of Alberta or Ontario; and, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Compton’s independent accountants; and

(2) all current reports that are required to be filed or furnished by Compton with the SEC on Form 6-K if Compton was required to file or furnish, as applicable, such Form and was a reporting issuer under the securities laws of the Province of Alberta or Ontario.

(b) So long as any Notes are outstanding, Compton will furnish to the Trustee and, upon request, will furnish to beneficial owners of and prospective investors in the Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified by applicable Canadian securities laws:

(1)(A) all annual financial information and reports that Compton is required to file with the Canadian securities regulatory authorities as a reporting issuer under the securities laws of the Province of Alberta and Ontario; and (B) for the first three quarters of each year, all quarterly financial information that Compton is required to file as reporting issuer under the securities laws of the Province of Alberta and Ontario; and, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Compton’s independent accountants; and

(2) all material change reports that Compton is required to file under the securities laws of the Province of Alberta or Ontario.

In addition, all such financial information and reports will contain all financial information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the TSX. In addition, to the extent required by the SEC, Compton will file a copy of all of the information and reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). If, notwithstanding the foregoing, the SEC will not accept Compton’s filings for any reason, Compton will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Compton were required to file those reports with the SEC.

Notwithstanding the foregoing:

(3) if at any time Compton (or any successor) is not both a Guarantor and the parent company of the Issuer; or

(4) if at any time Compton, if it was required to file or furnish, as applicable, the reports described in Section 5.03(b)(1), would not (by virtue of Compton’s reports being provided pursuant to Section 5.03(b)(1)) be exempt from the obligation to file its own reports with the SEC pursuant to either (i) the provisions of Rule 12h-5 of the Exchange Act (or any successor provision thereto) or (ii) if applicable, an equivalent exemption or relief from the corresponding reporting requirements under Canadian securities laws;

the reports, information and other documents of Compton required to be filed and provided as described above shall be those of, in the case of paragraph (3), the Issuer (combined, as applicable, with the information of existing Guarantors whose results would not otherwise be consolidated with those of the Issuer and its Subsidiaries) or, in the case of paragraph (4), both Compton and the Issuer.

If Compton has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 5.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Compton and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries; provided, however, that if the Unrestricted Subsidiaries, on a combined basis, are “minor” (as defined in Rule 3-10(h)(6) of Regulation S-X under the Securities Act) then disclosure to that effect will be sufficient for purposes of this paragraph. In addition, all financial information and reports to be provided pursuant to this Section 5.03 will contain all financial information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the TSX.

(c) In addition, Compton, the Issuer and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 5.04 Compliance Certificate.

(a) The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of such obligor and, as applicable, its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether such obligor has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge such obligor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action such obligor is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the Canadian Institute of Chartered Accountants, the year-end financial statements delivered pursuant to Section 5.03(a)(1)(A) shall be accompanied by a written statement of Compton’s independent public accountants (who shall be a firm of established national reputation in Canada or the United States) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Compton has violated any provisions of Article Five or Article Six hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, Compton or the Issuer, as applicable, will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Compton or the Issuer, as applicable, is taking or proposes to take with respect thereto.

Section 5.05 Taxes.

Compton will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 5.06 Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07 Restricted Payments.

(a) Compton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of Compton’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment on account of such Equity Interests in connection with any merger or consolidation involving Compton or any of its Restricted Subsidiaries) or to the direct or indirect holders of Compton’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of Compton or (y) to Compton or a Restricted Subsidiary of Compton);

(2) purchase, retract, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Compton or any of its Restricted Subsidiaries), in whole or in part, any Equity Interests of Compton or any Restricted Subsidiary thereof held by Persons other than Compton or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Compton would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Compton and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4) and (7) of paragraph (b) below), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Compton for the period (taken as one accounting period) from the beginning of the first fiscal quarter during which the Issue Date falls to the end of Compton’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(B) 100% of the aggregate net proceeds received by Compton (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since the Issue Date (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Compton (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Compton that have been converted into or exchanged for such Equity Interests (other than, in the case of both clauses (i) and (ii), Equity Interests issued or sold to, or Disqualified Stock or debt securities held by, a Subsidiary of Compton or Equity Interests issued or sold to an employee stock option plan or a trust established by Compton or its Subsidiaries for the benefit of their employees), plus

(C) with respect to Restricted Investments made by Compton and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to Compton or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or from redesignations of Unrestricted Subsidiaries (other than Initial Unrestricted Subsidiaries) as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by Compton or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Issue Date.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 5.07(a) will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness (including premium, if any, and accrued interest thereon) of the Issuer, Compton or any Subsidiary Guarantor or of any Equity Interests of Compton or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Compton) of, Equity Interests of Compton (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(B) of paragraph (a) of this Section 5.07;

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuer that is subordinated to the Notes, or Indebtedness of Compton or any Guarantor that is subordinated to such Person’s Guarantee, in each case, with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Compton or any Restricted Subsidiary of Compton held by any member of Compton’s (or any of its Restricted Subsidiaries’) management, directors or employees pursuant to any management equity subscription agreement, stock option agreement or similar agreement or upon the death, disability or termination of employment of such directors, officers or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$5.0 million in any calendar year;

(5) payment of ordinary dividends on Disqualified Stock issued after the date of this Indenture pursuant to the terms thereof as in effect on the date of issuance; provided, that such Disqualified Stock was issued in accordance with Section 5.09 hereof;

(6) the making of Restricted Payments, not otherwise provided for in any other clause of this paragraph, in an aggregate amount not to exceed US$25.0 million since the date of this Indenture;

(7) the payment of any dividend or distribution by a Restricted Subsidiary (other than the Issuer) of Compton to the holders of its Capital Stock (other than Disqualified Stock) on a pro rata basis;

(8) any payment on subordinated Indebtedness between or among the Issuer and/or any of the Guarantors which Indebtedness was permitted to be Incurred under clause (6) of Section 5.09(b) hereof; and

(9) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets of Compton that complies with the provisions of this Indenture applicable to mergers, consolidations, amalgamations and transfers of all or substantially all of the assets of Compton.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Compton or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 5.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Compton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Compton to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Compton or any of its Restricted Subsidiaries or pay any indebtedness owed to Compton or any of its Restricted Subsidiaries;

(2) make loans or advances to Compton or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Compton or any of its Restricted Subsidiaries.

(b) Compton will not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on its or any Subsidiary Guarantor’s ability to:

(1) pay dividends (as applicable) or make distributions to the Issuer or pay any Indebtedness and Obligations in respect thereof owed to the Issuer;

(2) make loans or advances to the Issuer; or

(3) transfer any of its properties or assets to the Issuer.

(c) The restrictions in paragraphs (a) and (b) of this Section 5.08 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness or Credit Facilities or any other agreements as in effect or which come into effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the relevant agreement as in effect on the Issue Date, as determined by Compton’s Board of Directors in their reasonable and good faith judgment;

(2) this Indenture, the Notes and the Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Compton or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent the encumbrance or restriction contained in the instrument governing such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(5) customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practice;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of either paragraph (a) or (b) of this Section 5.08;

(7) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by Compton’s Board of Directors in their reasonable and good faith judgment;

(9) Liens securing Indebtedness and Obligations in respect thereof otherwise permitted to be Incurred under Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) customary restrictions on the disposition or distribution of assets or property, in each case contained in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Section 5.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Compton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and the Issuer and Compton will not issue any preferred stock or Disqualified Stock, respectively, and Compton will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Compton may Incur Indebtedness (including Acquired Debt) or issue preferred stock or Disqualified Stock, and the Issuer and the Subsidiary Guarantors may Incur Indebtedness or issue preferred stock or Disqualified Stock, if the Fixed Charge Coverage Ratio for Compton’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Paragraph (a) of this Section 5.09 will not prohibit the Incurrence of any Indebtedness by the Issuer or any of the Guarantors under or in respect of (collectively, “Permitted Debt”):

(1) Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit and letters of guarantee being deemed to have a principal amount equal to the maximum potential liability of Compton and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(A) Cdn$300 million, less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by Compton or any of its Restricted Subsidiaries since the Issue Date to permanently repay any term Indebtedness under a Credit Facility pursuant to Section 5.10 hereof and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by Compton or any of its Restricted Subsidiaries since the Issue Date as a result of the application of Net Proceeds of Asset Sales pursuant to Section 5.10 hereof; and

(B) Cdn$150 million plus 30% of Adjusted Consolidated Net Tangible Assets as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred;

(2) Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this Section 5.09(b));

(3) the Notes and the related Guarantees to be issued on the Issue Date;

(4) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed US$25.0 million at any time outstanding;

(5) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 5.09(a) or clauses (2), (3), (4), (5), or (13) of this Section 5.09(b);

(6) intercompany Indebtedness between or among Compton and any of its Restricted Subsidiaries, including the intercompany Indebtedness referred to in the last sentence of the definition of “Existing Indebtedness”; provided, however, that:

(A) if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and

(B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Compton or a Restricted Subsidiary of Compton and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Compton or a Restricted Subsidiary of Compton, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by Compton or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Hedging Obligations, provided that such Hedging Obligations were Incurred in the ordinary course of business and not for speculative purposes;

(8) the guarantee by the Issuer or any of the Guarantors of Indebtedness of Compton or the Issuer or another Restricted Subsidiary of Compton that was permitted to be Incurred by another provision of this Section 5.09;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 5.09; provided, in each such case, that the amount thereof is included in Fixed Charges of Compton as accrued;

(10) Indebtedness and Obligations under Oil and Gas Hedging Contracts, provided that such Contracts were entered into in the ordinary course of business and not for speculative purposes;

(11) production imbalances arising in the ordinary course of business;

(12) standby letters of credit, guarantees, performance or surety bond or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance or surety bond itself);

(13) additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (13), not to exceed US$30.0 million;

(14) Indebtedness of Compton or the Issuer to the extent that the net proceeds thereof are promptly (A) used to purchase Notes tendered in a Change of Control Offer or (B) deposited to defease or to satisfy and discharge the Notes; and

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days after receipt of notice of its Incurrence by the Issuer or Guarantor, as applicable.

For purposes of determining compliance with this Section 5.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be Incurred pursuant to Section 5.09(a), Compton or the applicable Restricted Subsidiary will be permitted to classify such item of Indebtedness in whole or in part in any manner that complies with the applicable part of this Section 5.09, including by allocation to more than one other type of Indebtedness. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (15) above may later be reclassified by the Issuer such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of this Section 5.09(b).

Notwithstanding any other provision of this Section 5.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 5.09 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in currency exchange rates.

(c) Neither Compton nor the Issuer will Incur any additional Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Compton or the Issuer, respectively, unless such additional Indebtedness is also contractually subordinated in right of payment to the Parent Guarantee or the Notes, as applicable, on substantially identical terms. Neither Compton nor the Issuer will permit any Subsidiary Guarantor to Incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is subordinated in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee on substantially identical terms. For purposes of the foregoing, no Indebtedness of the Issuer or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor solely by reason of any Liens or guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 5.10 Asset Sales.

(a) Compton will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Compton (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets, rights or Equity Interests of a Subsidiary of Compton issued or sold or otherwise disposed of;

(2) the Fair Market Value is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Compton or such Restricted Subsidiary is in the form of cash or Permitted Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on Compton’s or such Restricted Subsidiary’s most recent balance sheet, of Compton or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Guarantee and liabilities to the extent owed to Compton or any Restricted Subsidiary of Compton) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Compton or such Restricted Subsidiary from further liability; and

(B) any securities, notes or other obligations received by Compton or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Compton or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Compton or the applicable Restricted Subsidiary may apply those Net Proceeds:

(1) to repay or prepay secured Indebtedness and Obligations in respect thereof, of Compton or any Restricted Subsidiary of Compton, including secured Indebtedness and Obligations under any Credit Facility, other than Indebtedness or other Obligations that are subordinated to the Notes;

(2) to acquire all or substantially all of the assets of, or stock of, another Oil and Gas Business (or enter into a legally binding agreement to purchase such assets or stock) within 90 days after the date of such binding agreement; provided, however, that if any such legally binding agreement to invest such Net Proceeds is terminated, then Compton or the applicable Restricted Subsidiary may within 30 days of such termination or 365 days after the receipt of any Net Proceeds from the applicable Asset Sale, whichever is later, invest such Net Proceeds as provided in clause (1), (3) or (4) of this paragraph (b) or to acquire assets or stock of another Oil and Gas Business; provided, further, that, if the Net Proceeds are not so applied within that time period, they will immediately be deemed to be Excess Proceeds (as defined below);

(3) to make a capital expenditure; or

(4) to acquire Permitted Assets.

Pending the final application of any Net Proceeds, Compton or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) of this Section 5.10 will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US$20.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders (excluding Compton or any of its Restricted Subsidiaries) and all holders (excluding Compton or any of its Restricted Subsidiaries) of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Compton or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will, subject to Section 5.10(f) hereof, select the Notes to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of US$1,000, or integral multiples thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) The Asset Sale Offer will remain open for a period of at least 20 Business Days and not more than 30 Business Days (except to the extent that a longer period is required by applicable law) following its commencement (the “Offer Period”).

(e) Within three Business Days after it becomes obligated to make the Asset Sale Offer, the Issuer will commence the Asset Sale Offer by sending a notice by first class mail to each Holder, at such Holder’s registered address, with a copy to the Trustee. The notice shall (i) contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer and (ii) be accompanied by such information regarding Compton and its Restricted Subsidiaries as the Issuer in good faith believes will enable Holders to make an informed decision with respect to such Asset Sale Offer. Without limiting the foregoing, the notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 5.10 and the length of time the Asset Sale Offer will remain open;

(2) the amount of Excess Proceeds, the Offer Amount (as defined below), the purchase price and the Purchase Date (as defined below);

(3) that any Note (or portion thereof) not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that a Holder electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of US$1,000 only;

(6) that a Holder electing to have a Note purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer the Note by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that a Holder will be entitled to withdraw his election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Excess Proceeds, the Trustee will, subject to Section 5.10(f) hereof, select the Notes to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of US$1,000, or integral multiples thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(f) No Note in principal amount of US$1,000 or less can be purchased in part; except that if all of the Notes of a Holder are to be purchased pursuant to an Asset Sale Offer, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be purchased.

(g) One Business Day prior to the end of the Offer Period (the last day of the Offer Period being herein called the “Purchase Date”), the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of all Notes to be purchased on that Purchase Date, including accrued and unpaid interest on such Notes (the amount required to purchase such Notes and other pari passu Indebtedness being referred to herein as the “Offer Amount”). The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.

(h) On a date that is no later than three Business Days after the Purchase Date, the Issuer will, to the extent lawful:

(1) accept for payment, on a pro rata basis to the extent necessary, all Notes (or any portions thereof) and other pari passu Indebtedness, in each case to the extent tendered pursuant to the Asset Sale Offer and required to be purchased by the Issuer pursuant to this Section 5.10; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer and that such Notes were accepted for payment by the Issuer in accordance with the terms of this Section 5.10.

(i) The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer will authenticate at the expense of the Issuer and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such Note shall be in a principal amount of US$1,000 or an integral multiple thereof. Any Note not so accepted shall be promptly mailed or delivered by or on behalf of the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Business Day following the Purchase Date.

(j) If an interest payment date is on or prior to the applicable Purchase Date, the accrued interest payable on such interest payment date shall be paid on such interest payment date to the Person in whose name the Note is registered at the close of business on the relevant interest payment record date.

(k) For purposes of this Section 5.10, the Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.10, the Issuer will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

Section 5.11 Transactions with Affiliates.

(a) Compton will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Compton or the relevant Restricted Subsidiary than those that would have been obtained, at the time of the transaction, in a comparable transaction by Compton or such Restricted Subsidiary with a Person that is not an Affiliate of Compton or any of its Restricted Subsidiaries; and

(2) Compton or the Issuer delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2.5 million, a resolution of the Board of Directors of Compton set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 5.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Compton; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$20.0 million, an opinion as to the fairness to Compton or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 5.11(a):

(1) any employment agreement entered into by Compton or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Compton or such Restricted Subsidiary;

(2) transactions between or among Compton and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Compton solely because Compton owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary compensation or fees to any directors, or the execution of customary expense reimbursement, indemnification or similar arrangements with any directors and officers, of the Issuer or Compton or its Restricted Subsidiaries in the ordinary course of business;

(5) sales of Equity Interests (other than Disqualified Stock) of Compton;

(6) Restricted Payments that are permitted by Section 5.07 hereof and Permitted Investments (other than pursuant to clauses (3) and (8) of the definition of Permitted Investments);

(7) any transaction pursuant to any agreement in existence on the Issue Date and disclosed in the management proxy circular of the Issuer dated July 23, 2010 prepared in connection with the offering of the Notes, or any amendment, replacement or refinancing thereof that, taken in its entirety, is no less favourable to Compton and its Restricted Subsidiaries than such agreement in effect on the Issue Date; and

(8) any sale of securities (including Disqualified Stock but excluding other Equity Interests) made to an Affiliate on the same terms as are being made to the non-Affiliate investors in any public or private sale of such securities; provided that any such sale complies with the requirements of clause (1) of Section 5.11(a) hereof.

Section 5.12 Liens.

Compton will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, and Obligations in respect thereof, or trade payables (other than Permitted Liens) upon or with respect to any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Guarantees, prior thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Section 5.13 Corporate Existence.

Subject to Article Six hereof, each of Compton and the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Compton or the Issuer, as applicable, or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of Compton or the Issuer, as applicable, and its Subsidiaries;

provided, however, that neither Compton nor the Issuer shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of Compton shall determine that the preservation thereof is no longer desirable in the conduct of the business of Compton and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 5.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any portion (equal to US$1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 5.14. In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of repurchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control, the Issuer will mail a notice, by first-class mail, with a copy to the Trustee, to each Holder (excluding Compton or any of its Restricted Subsidiaries), at such Holder’s address appearing in the security register kept by the principal Registrar, offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or such later date as is necessary to comply with clause (e) below). The notice shall further state:

(1) that a Change of Control has occurred and the date it occurred, along with a description of the transaction or transactions that constitute the Change of Control;

(2) that a Change of Control Offer is being made pursuant to this Section 5.14 and that all Notes timely tendered will be accepted for payment;

(3) the amount of the Change of Control Payment;

(4) the Change of Control Payment Date;

(5) that any Note (or portion thereof) not tendered or accepted for payment shall continue to accrue interest;

(6) that, unless the Issuer defaults in making payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(7) that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer the Note by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date;

(8) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than one Business Day before the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(9) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) On the Change of Control Payment Date, the Issuer or its designated agent will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) One Business Day prior to the Change of Control Payment Date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of all Notes to be purchased on that Change of Control Payment Date, including accrued and unpaid interest on such Notes. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.

(e) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case no later than three Business Days after the Change of Control Payment Date) mail or deliver to each Holder that has properly tendered its Notes pursuant to the Change of Control Offer an amount equal to the Change of Control Payment for such Notes, and the Issuer shall promptly issue, and the Trustee, upon written request from the Issuer shall authenticate at the expense of the Issuer and mail (or cause to be transferred by book entry) to each such Holder, a new Note in a principal amount equal to any unpurchased portion of the Note surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. No Note in principal amount of US$1,000 or less can be purchased in part pursuant to this Section 5.14; except that if all of the Notes of a Holder are to be purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be purchased.

(f) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.14, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.14 by virtue of such conflict.

(g) Notwithstanding anything to the contrary in this Section 5.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.14 hereof and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

Section 5.15 Payments for Consent.

Neither the Issuer or Compton will, and Compton will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holders for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.16 Additional Subsidiary Guarantees.

If Compton or any of its Subsidiaries acquires or creates another Restricted Subsidiary after the date of this Indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor and execute a supplemental indenture (substantially in the form of Exhibit C hereto) providing for a Subsidiary Guarantee and deliver an Opinion of Counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation of that Restricted Subsidiary, the Parent Guarantor, the Issuer and the other Subsidiary Guarantors party thereto, all within ten Business Days of the date on which it was acquired or created; provided, however, that if such new Restricted Subsidiary is acquired pursuant to a take-over bid in which less than 90% of the Capital Stock (on a fully diluted basis) of such Restricted Subsidiary is acquired, then the aforementioned supplemental indenture providing for a Subsidiary Guarantee and corresponding Opinion of Counsel shall be provided within ten business days of the acquisition of 90% or more of the subject Capital Stock (on a fully diluted basis) and, in any event, no later than within 120 days of the date on which the Capital Stock of such newly acquired Restricted Subsidiary was first taken up and paid for under the take-over bid.

Section 5.17 Payment of Additional Amounts.

(a) All payments made by the Issuer or on behalf of the Issuer with respect to the Notes, or by any Guarantor pursuant to the Guarantees, will be made without withholding or deduction for any taxes imposed by any Canadian taxing authority, unless required by law or the interpretation or administration thereof by the relevant taxing authority. If the Issuer or a Guarantor is obligated to withhold or deduct any amount on account of taxes imposed by any Canadian taxing authority from any payment made with respect to the Notes, the Issuer or such Guarantor will:

(1) make such withholding or deduction;

(2) remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3) pay such additional amounts (collectively, “Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such taxes had not been withheld or deducted;

(4) furnish to the Trustee for the benefit of the Holders, within 30 days after the date of the payment of any taxes is due, an official receipt of the relevant government authority for all amounts deducted or withheld, or if such receipt is not obtainable, other evidence of payment by the Issuer or such Guarantor of those taxes;

(5) indemnify and hold harmless each Holder, other than as described below, for the amount of:

(A) any taxes (including interest and penalties) paid by such Holder as a result of payments made on or with respect thereto; and

(B) any taxes imposed with respect to any reimbursement under clause (a)(5)(A) above or this clause (a)(5)(B), but excluding any such taxes on such Holder’s net income; and

(6) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to Holders on the payment date and on the date Additional Amounts are payable, deliver to the Trustee an amount of money equal to the Additional Amounts.

(b) Notwithstanding the foregoing, neither the Issuer nor a Guarantor will pay Additional Amounts to a Holder in respect of a beneficial owner of a Note:

(1) with which the Issuer does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or

(2) which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of Notes or the receipt of payments thereunder.

Any reference in this Indenture to the payment of principal, premium, if any, interest, the purchase price pursuant to a Change of Control Offer or Asset Sale Offer, Redemption Price or any other amount payable under or with respect to any Note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Issuer’s and the Guarantors’ obligation to make payments of Additional Amounts will survive any termination of this Indenture or the defeasance of any rights hereunder.

Section 5.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Compton may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation; provided that:

(1) the aggregate Fair Market Value of all outstanding Investments owned by Compton and its Restricted Subsidiaries in the Subsidiary so designated (including any guarantee by Compton or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of the designation and that such Investment would be permitted under Section 5.07 hereof;

(2) any guarantee by Compton or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by Compton or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 5.09 hereof; and

(3) such Subsidiary does not hold any Liens on any property of Compton or any Restricted Subsidiary thereof;

provided, further, that such designation will only be permitted if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Board of Directors of Compton may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of Compton of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 5.07 hereof;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 5.12 hereof;

(4) no Default or Event of Default would be in existence following such designation; and

(5) such Unrestricted Subsidiary becomes a Subsidiary Guarantor and executes a supplemental indenture in substantially the form of Exhibit C hereto and delivers an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days of the date on which it is designated to the effect that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its terms.

Section 5.19 Business Activities.

Compton will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to Compton and its Restricted Subsidiaries taken as a whole.

Section 5.20 Covenant Suspension.

(a) During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture, Compton and the Restricted Subsidiaries will not be subject to:

(1) the provisions of this Indenture under Sections 5.07 (except to the extent applicable under the provisions of Section 5.18), 5.08, 5.09, 5.10, 5.11, 5.14 and clause (4) of Section 6.01(a); and

(2) clauses (3) and (4) under Section 7.01 to the extent that such clauses apply to the Sections of this Indenture referred to in clause (1) of this paragraph (a).

(b) If Compton and its Restricted Subsidiaries are not subject to the Sections of this Indenture referred to in paragraph (a) above for any period of time as a result of paragraph (a) of this Section 5.20 (a “Fall-Away Period”) and, subsequently, one, or both, of the Rating Agencies withdraws or downgrades its ratings assigned to the Notes below the required Investment Grade Ratings or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then Compton and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of Compton and its Restricted Subsidiaries to make Restricted Payments (as defined under Section 5.07 hereof) after the time of such withdrawal, downgrade or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in this Indenture or cause a Default or an Event of Default hereunder; provided that:

(1) Compton and its Restricted Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of: (A) a ratings withdrawal or downgrade below an Investment Grade Rating; or (B) an Event of Default; and

(2) Compton and its Restricted Subsidiaries did not reasonably believe that such transactions would result in such withdrawal or downgrade or Event of Default.

Section 5.21 Common Shares.

Compton will ensure that:

(a) The Common Shares are, as of the Issue Date, and continually thereafter until the Maturity Date, listed and posted for trading on the TSX; and

(b) The Common Shares issuable pursuant to the mandatory conversion contemplated by Article Four and the optional redemption contemplated by Section 3.08, if any, will be duly and validly created, authorized, allotted and reserved for issuance and, upon issuance and delivery in the manner contemplated thereby, will be duly and validly issued as fully paid and non-assessable Common Shares.

Section 5.22 Applicable Securities Laws.

Compton will take all reasonable steps and actions and do all such acts and things as may be required to:

(a) Obtain a listing of the Common Shares that may be issued pursuant to the mandatory conversion contemplated by Article Four and the optional redemption contemplated by Section 3.08, if any, on the TSX;

(b) Maintain the listing and posting for trading of the Common Shares on the TSX;

(c) Maintain its status as a reporting issuer or equivalent in good standing or equivalent under the applicable securities laws in those Provinces of Canada in which Compton is currently a reporting issuer or equivalent; and

(d) Effect the issuance of the Common Shares that may be issued pursuant to the mandatory conversation contemplated by Article Four in compliance with all Applicable Securities Laws.

Section 5.23 Use of Proceeds.

The Issuer and the Guarantors will use the net cash proceeds of any Equity Offering completed prior to the Prepayment Deadline to redeem Notes in the manner contemplated by Section 3.09; provided that any remaining proceeds after the completion of such redemption may be used for whatever purpose and in whatever manner the Issuer and the Guarantors so determine in their sole discretion.

ARTICLE SIX

SUCCESSORS

Section 6.01 Amalgamation, Merger, Consolidation or Sale of Assets.

(a) Neither Compton nor the Issuer may, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not Compton or the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Compton and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Compton or the Issuer is the surviving Person or (b) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Compton or the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person (or, in the case of the Issuer, a corporation) organized or existing under the laws of Canada or any province thereof or the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Compton or the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of (a) Compton under its Parent Guarantee or the Issuer under the Notes, as the case may be, and (b) of Compton or the Issuer, as applicable, under this Indenture, in each case, pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) Compton or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Compton or the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(i) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Compton immediately preceding the transaction; and

(ii) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) hereof;

(5) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which Compton or the Issuer, as the case may be, has entered into a transaction under this covenant, will have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee will apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and this Indenture; and

(6) the transactions will not result in Compton or the Issuer or the surviving corporation being required to make any deduction or withholding on account of taxes as described in Section 5.17 hereof that Compton or the Issuer, as applicable, would not have been required to make had such transactions or series of transactions not occurred; and

(7) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under in this Section 6.01 have been complied with.

(b) In addition, neither Compton nor the Issuer may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) of Section 6.01(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Compton or the Issuer and any of the Subsidiary Guarantors.

Section 6.02 Successor Corporation Substituted.

Upon any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of Compton or the Issuer in a transaction that is subject to, and that complies with the provisions of Section 6.01 hereof, the successor corporation formed by such consolidation or into or with which Compton or the Issuer is amalgamated or merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such amalgamation, consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to “Compton” or the “Issuer”, as applicable, shall refer instead to the successor Person and not to Compton or the Issuer, as applicable), and such successor Person may exercise every right and power of Compton or the Issuer under this Indenture with the same effect as if such successor Person had been named as Compton or the Issuer, as applicable, herein; provided, however, that the predecessor to the successor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of Compton’s or the Issuer’s, as applicable, assets in a transaction that is subject to, and that complies with the provisions of, Section 6.01 hereof.

ARTICLE SEVEN

DEFAULTS AND REMEDIES

Section 7.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3)(a) there shall be a default in the performance, or breach, of any covenant or agreement of Compton and its Restricted Subsidiaries under this Indenture (other than as specifically dealt with in (b) or (c) below or elsewhere in this Section 7.01) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, (x) to the Issuer by the Trustee or (y) to the Issuer and the Trustee by the Registered Noteholder of at least 25% in aggregate principal amount of the outstanding Notes,

(b) there shall be a default in the performance or breach of the provisions of Article Six,

(c) the Issuer shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of Section 5.10, or

(d) the Issuer shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of Section 5.14 and such failure shall continue for a period of 60 days after written notice has been given by certified mail, (x) to the Issuer by the Trustee or (y) to the Issuer and the Trustee by the Registered Noteholders of at least 25% in aggregate principal amount of the outstanding Notes;

(4) default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Compton or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Compton or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated, aggregates US$20.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(5) failure by Compton or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(6) except as permitted by this Indenture, (a) any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (each such event being a “Deficiency”) or (b) Compton or any Significant Subsidiary, or any Person acting on behalf of Compton or any Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee; provided that, for purposes of clause (a), to the extent the Guarantee is of a Subsidiary Guarantor that, together with all other Subsidiary Guarantors whose Guarantees have been held unenforceable or invalid or have ceased for any reason to be in full force and effect, would not in aggregate constitute a Significant Subsidiary, such Deficiency shall not be an Event of Default unless the Deficiency continues for a period of 30 days; and

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against Compton, the Issuer or any of Compton’s Significant Subsidiaries (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of Compton) in an involuntary case;

(b) appoints a custodian of Compton, the Issuer or any of Compton’s Significant Subsidiaries (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of Compton) or for all or substantially all of the property of Compton, the Issuer or any of Compton’s Significant Subsidiaries (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of Compton); or

(c) orders the liquidation of Compton, the Issuer or any of Compton’s Significant Subsidiaries (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of Compton);

and the order or decree remains unstayed and in effect for 60 consecutive days;

Section 7.02 Acceleration.

In the case of an Event of Default specified in clause (7) of Section 7.01 hereof, with respect to the Issuer, Compton or any of Compton’s Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of Compton, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to Compton and the Issuer specifying the Event of Default. Upon any such declaration, the Notes shall become due and payable immediately. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 7.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or premium or interest, if any, on, the Notes (including a payment default in connection with an Asset Sale Offer or Change of Control Offer) other than non-payment resulting from a declaration of acceleration pursuant to Section 7.02 hereof that has been rescinded in accordance with this Article Seven. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders not joining in the giving of such direction received from Holders or that may involve the Trustee in personal liability. Upon receipt of a direction from the Holders pursuant to this Section 7.05, the Trustee may take any other action it deems proper that is not inconsistent with such direction.

Section 7.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested by the Trustee, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the written request to pursue a remedy within 60 days after receipt of the request provided that the indemnity, if requested, has been provided by the end of that 60-day period; and

(5) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction that is inconsistent with the request;

however, the foregoing limitations do not apply to the right of any Holder to receive payment of the principal of, premium or interest on, such Note or to bring a suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder of a Note.

Section 7.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.08 Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10 Priorities.

If the Trustee collects any money pursuant to this Article Seven, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 8.06 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE EIGHT

TRUSTEE

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 8.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or Incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate.

(h) The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

Section 8.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 8.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each September   —   beginning with the September   —   following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuer and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuer will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07 Compensation and Indemnity.

(a) The Issuer will pay to the Trustee from time to time compensation agreed to with the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 8.06) and defending itself against any claim (whether asserted by the Issuer, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and Compton will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 8.06 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 8.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 8.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuer’s and the Guarantors’ obligations under Section 8.06 hereof will continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 8.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus (together with that of its parent) of at least US$100 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11 Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE NINE

COVENANT DEFEASANCE

Section 9.01 Option to Effect Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have Section 9.02 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Nine.

Section 9.02 Covenant Defeasance.

Upon the Issuer’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.03 hereof, be released from each of their obligations under the covenants contained in Sections 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16, 5.18 and 5.19 hereof and clause (4) of

Section 6.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.03 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02 hereof, subject to the satisfaction of the conditions set forth in Section 9.03 hereof, Sections 7.01(3) (except a Default under any clause of Section 6.01 other than clause (4)), 7.01(4), 7.01(5) and, with respect only to Subsidiary Guarantees, 7.01(6) hereof will not constitute Events of Default.

Section 9.03 Conditions to Covenant Defeasance.

In order to exercise Covenant Defeasance under Section 9.02 hereof:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States, to pay the principal of, interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2) the Issuer must deliver to the Trustee an Opinion of Counsel in the United States confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3) the Issuer must deliver to the Trustee an Opinion of Counsel qualified to practice in Canada or a ruling from Canada Revenue Agency to the effect that Holders who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Covenant Defeasance, as applicable, and will only be subject to Canadian federal, provincial or territorial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance, as applicable, had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Opinion of Counsel to the effect that (A) assuming no intervening bankruptcy of the Issuer or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Issuer under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (B) the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940;

(7) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(8) if the Notes are to be redeemed prior to their Stated Maturity, the Issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified Redemption Date; and

(9) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under this Indenture relating to the Covenant Defeasance have been complied with.

Section 9.04 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.05 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.04, the “Trustee”) pursuant to Section 9.03 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.03 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article Nine to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 9.03 hereof which, in the opinion of a Canadian or United States nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.03(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Covenant Defeasance.

Section 9.05 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of or premium, if any, or interest on any Note and remaining unclaimed for two years (or such shorter period of time for return of such monies to the Issuer under applicable abandoned property laws) after such principal or premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 9.06 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Dollars or non-callable Government Securities in accordance with Section 9.02 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantor’s obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 hereof; provided, however, that, if the Issuer makes any payment of principal of, or premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE TEN

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01 Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder of a Note to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders by a successor to the Issuer or Guarantor pursuant to Article Six, Article Eleven or Article Twelve hereof;

(4) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder;

(5) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) evidence and provide for the acceptance of appointment by a successor Trustee; or

(7) allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes in compliance with the provisions of Article Eleven.

Section 10.02 With Consent of Holders of Notes.

(a) Except as provided below in Section 10.02(b) below, and subject to Sections 7.04 and 7.07 hereof:

(1) the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 5.10 and 5.14 hereof), the Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); and

(2) any existing Default or Event of Default (except a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, other than a payment default resulting from a declaration of acceleration pursuant to Section 7.02 hereof that has been rescinded in accordance with Article Seven); or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

(b) Without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver pursuant Section 7.04 or an amendment, supplement or waiver pursuant to Section 10.01, may (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or, alter the provisions with respect to the redemption or purchase of the Notes (other than the provisions in Sections 5.10 and 5.14 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except the release of a Subsidiary Guarantor from its obligations under a Subsidiary Guarantee in accordance with the provisions of Article Eleven hereof or any supplemental indenture in respect of such Subsidiary Guarantee;

(8) waive a redemption payment with respect to any Note (other than a payment required by Section 5.10 or Section 5.14 hereof);

(9) amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in any manner adverse to the Holders or any Guarantee;

(10) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees; or

(11) make any change in this Section 10.02.

(c) Section 2.08 and Section 2.09 of this Indenture shall determine which Notes are considered to be “outstanding” for purposes of this Section 10.02.

(d) It is not necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

Section 10.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 10.04 Effect of Supplemental Indentures; Revocation and Effect of Consents.

(a) Upon the execution of any supplemental indenture under this Article Ten, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes.

(b) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(c) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the second sentence of paragraph (b) above, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent to such amendment, supplement or waiver or to revoke any consent previously given whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 10.05 Notation on or Exchange of Notes.

If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver its Notes to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06 Payment for Consent.

Compton will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holders for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 10.07 Notice of Amendment or Waiver.

Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 10.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 14.02, setting forth in general terms the substance of such supplemental indenture or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the supplemental indenture or waiver.

Section 10.08 Trustee to Sign Amendments, etc.

The Issuer may not sign any amended or supplemental Indenture until its Board of Directors approves it. Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders if such consent is required in accordance with this Article Ten, and upon receipt by the Trustee of the documents described in this Section 10.08, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental Indenture authorized or permitted pursuant to the terms of this Indenture (and will make any further appropriate agreements or stipulations in this regard) unless such amended or supplemental Indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 8.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE ELEVEN

SUBSIDIARY GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article Eleven, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection. All payments under such Subsidiary Guarantee shall be made in U.S. Dollars.

(b) Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be as if it was the principal debtor and not merely surety. Each Subsidiary Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Subsidiary Guarantors, any amount paid by such Person to such Holder or the Trustee, as applicable, then this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Seven hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Seven hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. A Subsidiary Guarantor will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Section 11.02 Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States federal or state or Canadian federal or provincial law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article Eleven, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Subsidiary Guarantee.

To evidence its Subsidiary Guarantee set forth in Section 11.01, each Initial Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Subsidiary Guarantor by one of its Officers.

Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee. Neither the Issuer nor the Subsidiary Guarantors shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof.

If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

In the event that Compton creates or acquires any Subsidiary after the date of this Indenture, if required by Section 5.16 hereof, Compton will cause such Subsidiary to comply with the provisions of Section 5.16 hereof and this Article Eleven, to the extent applicable.

Section 11.04 Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 or Article Five or Article Six, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate,

amalgamate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Issuer or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists;

(2) either:

(a) subject to Section 11.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger unconditionally assumes all the obligations of that Subsidiary Guarantor, pursuant to a supplemental indenture, under the Notes, this Indenture and the Subsidiary Guarantee on the terms set forth herein or therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 5.10 hereof; and

the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under in this Section 11.04 have been complied with.

In case of any such consolidation, amalgamation merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor to the date of such amalgamation, consolidation, merger, sale or conveyance, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Article Five and Article Six hereof, notwithstanding clauses (a) and (b) of paragraph (2) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, amalgamation or merger of a Subsidiary Guarantor with or into Compton or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to Compton or another Subsidiary Guarantor.

Section 11.05 Releases Following Sale of Assets.

(a) A Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee:

(1) in the event of any sale or other disposition (including by way of merger or amalgamation or similar process) of more than 50% of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of Compton; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 5.10 hereof; or

(2) if Compton designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture.

(b) Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that:

(1) in the case of clause (1) of paragraph (a) above, such sale or other disposition was made in accordance with the provisions of this Indenture, including without limitation Section 5.10 hereof; or

(2) in the case of clause (2) of paragraph (a) above, such designation was made in accordance with the provisions of this Indenture, including without limitation Section 5.18 hereof;

the Trustee will execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

(c) Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article Eleven.

Section 11.06 Successors and Assigns.

This Article Eleven shall be binding upon the Subsidiary Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 11.07 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Eleven shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Eleven at law, in equity, by statute or otherwise.

Section 11.08 Modification.

No modification, amendment or waiver of any provision of this Article Eleven, nor the consent to any departure by the Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE TWELVE

PARENT GUARANTEE

Section 12.01 Guarantee.

(a) Subject to this Article Twelve, the Parent Guarantor hereby fully and unconditionally guarantees to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Subsidiary Guarantees or the obligations of each of the Issuer and the Subsidiary Guarantors hereunder or thereunder, that:

(1) the principal of, and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) all obligations of each Subsidiary Guarantor under this Indenture and their respective Subsidiary Guarantee (including obligations to the Trustee) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

and, in the case of both clauses (1) and (2) above, in case of any extension of time of payment or renewal of any Notes, any Subsidiary Guarantee or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantor will be obligated to pay the same immediately. The Parent Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection. All payments under such Parent Guarantee shall be made in U.S. Dollars.

(b) The Parent Guarantor hereby agrees that its obligations hereunder shall be as if it was the principal debtor and not merely surety. The Parent Guarantor hereby agrees that its obligation hereunder is unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Subsidiary Guarantees, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer or any Subsidiary Guarantor, any right to require a proceeding first against the Issuer or any Subsidiary Guarantor, protest, notice and all demands whatsoever and covenant that this Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, the Subsidiary Guarantees and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Parent Guarantor, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer, the Parent Guarantor or the Subsidiary Guarantors, any amount paid by such Person to such Holder or the Trustee, as applicable, then this Parent Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) The Parent Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Parent Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Seven hereof for the purposes of this Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Seven hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Parent Guarantor for the purpose of this Parent Guarantee. The Parent Guarantor will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Section 12.02 Limitation on Parent Guarantor Liability.

The Parent Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Parent Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law to the extent applicable to the Parent Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Parent Guarantor hereby irrevocably agree that the obligations of the Parent Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Parent Guarantor that are relevant under such laws, result in the obligations of the Parent Guarantor under its Parent Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03 Execution and Delivery of Parent Guarantee.

To evidence its Parent Guarantee set forth in Section 12.01, the Parent Guarantor hereby agrees that a notation of such Parent Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Parent Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Parent Guarantor by one of its Officers.

The Parent Guarantor hereby agrees that its Parent Guarantee set forth in Section 12.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Parent Guarantee. Neither the Issuer nor the Parent Guarantor shall be required to make a notation on the Notes to reflect any Parent Guarantee or any release, termination or discharge thereof.

If an Officer whose signature is on this Indenture or on the Parent Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Parent Guarantee is endorsed, the Parent Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Parent Guarantee set forth in this Indenture on behalf of the Parent Guarantor.

Section 12.04 Successors and Assigns.

This Article Twelve shall be binding upon the Parent Guarantor and each of its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 12.05 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Twelve shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Twelve at law, in equity, by statute or otherwise.

Section 12.06 Modification.

No modification, amendment or waiver of any provision of this Article Twelve, nor the consent to any departure by the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Parent Guarantor in any case shall entitle the Parent Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE THIRTEEN

SATISFACTION AND DISCHARGE

Section 13.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 13.01, the provisions of Section 13.02 and Section 9.05 will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02 Application of Trust Money.

Subject to the provisions of Section 9.05, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE FOURTEEN

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 14.02 Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Compton Petroleum Finance Corporation

c/o Compton Petroleum Corporation

Suite 500

850 – 2nd Street S.W.

Calgary, Alberta, Canada T2P 0R8

Telecopier No.: (403) 668-6700

Attention: Vice President and CFO

With a copy to:

Stikeman Elliott LLP

4300 Bankers Hall West

888-3rd Street S.W.

Calgary, Alberta, Canada T2P 5C5

Telecopier No.: (403) 266-9034

Attention: Leland P. Corbett

If to the Trustee:

The Bank of Nova Scotia Trust Company of New York

One Liberty Plaza, 23rd Floor

New York, NY 10006

Telecopier No.: (212) 225-5436

Attention: Trust Officer

The Issuer, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that notices and communications to the Trustee shall not be deemed given until actual receipt thereof by the Trustee.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except in connection with the original issuance of the Notes on the Issue Date), the Issuer shall furnish to the Trustee:

(1) an Officers’ Certificate (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signatories thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.08 Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or Compton or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 14.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.14 Consent to Jurisdiction.

Each party irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties further agree that service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in the Specified Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each party not located in the United States hereby irrevocably appoints CT Corporation System, which currently maintains a New York City office at 111 Eighth

Avenue-13th Floor, New York, New York 10011, United States of America, as its agent to receive service of process or other legal summons for purposes of any such action or proceeding that may be instituted in any state or federal court in the City and State of New York.

[Signatures on following page]

SIGNATURES

Dated as of September —, 2010

COMPTON PETROLEUM FINANCE CORPORATION

By:
Name: Leigh Cassidy
Title: Vice-President, Finance and Chief Financial Officer

COMPTON PETROLEUM CORPORATION

By:
Name: Leigh Cassidy
Title: Vice-President, Finance and Chief Financial Officer

HORNET ENERGY LTD.

By:
Name: Leigh Cassidy
Title: Vice-President, Finance and Chief Financial Officer

COMPTON PETROLEUM HOLDINGS CORPORATION

By:
Name: Leigh Cassidy
Title: Vice-President, Finance and Chief Financial Officer

COMPTON PETROLEUM by its managing partner, COMPTON PETROLEUM CORPORATION

By:
Name: Leigh Cassidy
Title: Vice-President, Finance and Chief Financial Officer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:
Name: Warren A. Goshine
Title: Vice President

Schedule I

SCHEDULE OF SUBSIDIARY GUARANTORS

The following schedule lists each Subsidiary Guarantor under the Indenture as of the date of the Indenture:

HORNET ENERGY LTD.

COMPTON PETROLEUM HOLDINGS CORPORATION

COMPTON PETROLEUM

EXHIBIT A

FORM OF NOTE

[Form of Face of Note]

[Include if Global Note - THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF COMPTON PETROLEUM FINANCE CORPORATION.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUSIP Number —

10% Senior Mandatory Convertible Notes due 2011

No. ___	US$[ ]

Compton Petroleum Finance Corporation, for value received promises to pay to [CEDE & CO.] or registered assigns the principal amount of US$[—] ([—] U.S. DOLLARS) [, or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto,]* on September —, 2011.

From September —, 2010, cash interest on this Note will accrue at the rate of 10% per annum, accruing semiannually on March — and September — of each year, beginning on March —, 2011. Accrued interest will not be paid in cash and instead will accrue until the earlier of the Maturity Date or the date on which this Note is redeemed pursuant to the terms and conditions of the Indenture.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

*	Include if Global Note

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated:

COMPTON PETROLEUM FINANCE CORPORATION

By:
Name:
Title:

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,

    as Trustee

By:
Authorized Signatory

[Form of Reverse of Note]

10% Senior Mandatory Convertible Notes due 2011

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Compton Petroleum Finance Corporation, an Alberta, Canada corporation (the “Issuer”), promises to accrue interest on the principal amount of this Note at 10% per annum from September —, 2010 until the earlier of the Maturity Date or the Redemption Date. The Issuer will accrue interest semi-annually in arrears on March — and September — of each year, or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the date of issuance; provided that accrued interest will not be paid in cash and instead will accrue until the earlier of the Maturity Date or the Redemption Date, at which time such accrued and unpaid interest will be aggregated with the outstanding principal amount of this Note and paid in cash or by the delivery of Common Shares, as the case may be. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate equal to 1% per annum in excess of the then applicable interest rate on this Note to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace or cure periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) at the times, in the manner and to the Persons who are Holders of Notes as set forth in the Indenture. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Issuer may, at its option, on notice as provided in the Indenture and pursuant to Section 3.08 thereof, and will, pursuant to and in the circumstances contemplated by Article Four of the Indenture, satisfy its obligation to pay the principal, premium, if any, and interest on the Notes by delivery of that number of Common Shares as equals the quotient obtained by dividing the applicable Redemption Price or Outstanding Note Obligations, respectively, by the applicable Current Market Price.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of Nova Scotia Trust Company of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer, Compton or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuer issued the Notes under an Indenture dated as of September —, 2010 (the “Indenture”) among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer, unlimited in aggregate principal amount.

(5) OPTIONAL REDEMPTION. At any time prior to the Prepayment Deadline, the Issuer may on any one or more occasions redeem the Notes in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the applicable Redemption Price. Subject to the provisions of Section 3.08 of the Indenture, the Issuer may, at its option, elect to satisfy its obligation to pay all or any portion of the Redemption Price by delivering on the applicable Redemption Date that number of whole Common Shares as equals the quotient obtained by dividing the Redemption Price by the applicable Current Market Price and cash in lieu of any fractional Common Shares which would otherwise be deliverable.

(6) MANDATORY REDEMPTION. At any time and from time to time when an Equity Offering is completed prior to the Prepayment Deadline, the Issuer must redeem Notes pro rata at the applicable Redemption Price in an aggregate amount equal to the net cash proceeds of any such Equity Offering (after deducting all commissions, fees and expenses of, or incidental to, the Equity Offering); provided that the Redemption Date for each such redemption must occur within 90 days of the date of the closing of the related Equity Offering.

(7) MANDATORY CONVERSION. If any Notes remain outstanding as at the Maturity Date, the Issuer shall in conjunction with the delivery of a notice of conversion in the manner and within the time period contemplated by Section 4.02 of the Indenture, exchange all such Notes at a price equal to the Outstanding Note Obligations, which Outstanding Note Obligations shall be satisfied by the delivery of that number of whole Common Shares as equals the quotient obtained by dividing the Outstanding Note Obligations by the Current Market Price and cash in lieu of any fractional Common Shares which would otherwise be deliverable.

(8) REPURCHASE AT OPTION OF HOLDERS.

(i) If there is a Change of Control, the Issuer will be required to make an offer (a “Change of Control Offer”) to purchase all or any part (equal to US$1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder with a copy to the Trustee setting forth the procedures governing the Change of Control Offer as required by the Indenture. Holders of Notes that are the subject of a Change of Control Offer may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on this reverse side of this Note.

(ii) If Compton or a Restricted Subsidiary consummates any Asset Sales, and the aggregate amount of Excess Proceeds exceeds US$20.0 million, the Issuer will commence an offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Compton or any Restricted Subsidiary may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the amount of

Excess Proceeds, the Trustee shall select the Notes to be purchased. Holders of Notes that are the subject of an Asset Sale Offer may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on this reverse side of this Note.

(9) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at that Holder’s registered address. Notes in denominations larger than US$1,000 may be redeemed in part but only in whole multiples of US$1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for the period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class and any existing Default, Event of Default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder affected, the Indenture, the Guarantees or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA or to allow any Subsidiary Guarantor to execute a supplemental indenture to the Indenture and/or a Subsidiary Guarantee with respect to the Notes.

(13) DEFAULTS AND REMEDIES. The Notes have the Events of Default as set forth in Section 7.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to Compton and the Issuer specifying the Event of Default. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, Compton or any of Compton’s Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of Compton, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or premium or interest, if any, on, the Notes. The Issuer and each Guarantor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Compton Petroleum Finance Corporation

c/o Compton Petroleum Corporation

Suite 500

850 – 2nd Street S.W.

Calgary, Alberta, Canada T2P 0R8

Attention: Vice President, Finance and Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                             (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip or postal code)

and irrevocably appoint

(Print or type agent’s name, address and zip or postal code)

to transfer this Note on the books of the Issuer. The agent may substitute another to act for the agent.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 5.10 or Section 5.14 of the Indenture, check the appropriate box below:

☐☐  Section 5.10   ☐☐  Section 5.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 5.10 or Section 5.14 of the Indenture, state the amount you elect to have purchased:

US$_______________

Date: _______________

Your Signature:_______________________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:__________________________________

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in Global Note form.

EXHIBIT B

FORM OF NOTATION OF SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of September —, 2010 (the “Indenture”) among Compton Petroleum Corporation, as parent guarantor (“Compton” or the “Parent Guarantor”), Compton Petroleum Finance Corporation, as issuer (the “Issuer”), the Subsidiary Guarantors listed on Schedule I thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Subsidiary Guarantor agrees that this Subsidiary Guarantee shall be a guarantee of payment and not of collection. All payments under this Subsidiary Guarantee shall be made in U.S. Dollars.

These and other additional obligations of the Subsidiary Guarantors to the Holder and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in the Indenture to which reference is hereby made for the precise terms of such obligations.

THIS SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

HORNET ENERGY LTD.

By:
Name:

Title:

COMPTON PETROLEUM, by its managing partner, COMPTON PETROLEUM CORPORATION

By:
Name:

Title:

COMPTON PETROLEUM HOLDINGS CORPORATION

By:
Name:

Title:

B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE AND GUARANTEE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, 20__, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Compton Petroleum Corporation (or its permitted successor), an Alberta corporation (the “Parent Guarantor”), Compton Petroleum Finance Corporation, as issuer (the “Issuer”), the Parent Guarantor, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and The Bank of Nova Scotia Trust Company of New York, as trustee under this Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September —, 2010, among the Issuer, the Parent Guarantor, the Subsidiary Guarantors named on Schedule I thereto and the Trustee, providing for the issuance of 10% Senior Mandatory Convertible Notes due 2011 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Subsidiary Guarantors named in the Indenture, to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of, and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture and the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) That its obligations hereunder shall be as if it was the principal debtor, not merely surety. The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h) A Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

(i) Pursuant to Section 11.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States federal or state or Canadian federal or provincial laws to the extent applicable, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other

Guarantor under Article Ten of the Indenture, this new Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance.

3. EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4. GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a) Except as otherwise provided in Sections 11.04 and 11.05 and Article Five and Article Six of the Indenture, the Guaranteeing Subsidiary may not sell or otherwise dispose of all substantially all of its assets to, or amalgamate, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either: (A) subject to Section 11.05 of the Indenture, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such amalgamation, consolidation or merger unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture, under the Notes, the Indenture and the Subsidiary Guarantee on the terms set forth herein or therein; or (B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation, Section 5.10 thereof; and

the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for under in Section 11.04 of the Indenture have been complied with.

(b) In case of any such amalgamation, consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor to the date of such amalgamation, consolidation, merger, sale or conveyance, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable under the Indenture which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Article Five and Article Six and Sections 11.04 and 11.05 and of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any amalgamation, consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

5. RELEASES.

(a) A Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee under the circumstances set forth the Indenture.

(b) Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article Ten of the Indenture.

6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________, 20__

[GUARANTEEING SUBSIDIARY]

By:
Name:

Title:

COMPTON PETROLEUM CORPORATION

By:
Name:

Title:

COMPTON PETROLEUM FINANCE CORPORATION

By:
Name:

Title:

[EXISTING GUARANTORS]

By:
Name:

Title:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, AS TRUSTEE

By:
Authorized Signatory

EXHIBIT D

FORM OF NOTATION OF PARENT GUARANTEE

PARENT GUARANTEE

For value received, Compton Petroleum Corporation, and any successor Person under the Indenture, has fully and unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of September —, 2010 (the “Indenture”) among Compton Petroleum Corporation, as parent guarantor (“Compton” or the “Parent Guarantor”), Compton Petroleum Finance Corporation, as issuer (the “Issuer”), the Subsidiary Guarantors listed on Schedule I thereto and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of Issuer to the Holders or the Trustee, all in accordance with the terms of the Indenture and (b) the due and punctual performance of all obligations of each Subsidiary Guarantor under the Indenture and their respective Subsidiary Guarantee (including obligations to the Trustee) in accordance with the terms of the Indenture and, in the case of both clause (a) and (b) above, in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The Parent Guarantor agrees that this Guarantee shall be a guarantee of payment and not of collection. All payments under this Guarantee shall be made in U.S. Dollars.

These and other additional obligations of the Parent Guarantor pursuant to this Parent Guarantee and the Indenture are expressly set forth in the Indenture to which reference is hereby made for the precise terms of such obligations.

THIS PARENT GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

COMPTON PETROLEUM CORPORATION, as Parent Guarantor

By:
Name:
Title:

D-1